                                                              Exhibit 99.B(d)(2)

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                                  ING GET FUND

                                       AND

                              ING INVESTMENTS, LLC

SERIES                                     ANNUAL INVESTMENT MANAGEMENT FEE
------                                     --------------------------------
                                            (as a percentage of daily net assets)

Series D-N                                  0.25% during the offering period
                                           0.60% during the guarantee period

Series P-V                                  0.25% during the offering period
                                           0.60% during the guarantee period